                                                                            EXHIBIT 10.3

LIBERTY MEDIA CORPORATION
12300 Liberty Boulevard
Englewood, Colorado 80112

December 21, 2006

The DIRECTV Group, Inc.
2230 East Imperial Highway
El Segundo, California 90245

Ladies and Gentlemen:

As you are aware, Liberty Media Corporation (“Liberty” or “we”) is entering into a Share Exchange Agreement with News Corporation (“News”) on or about the date of this letter (the “Share Exchange Agreement”).  Under the terms of the Share Exchange Agreement, among other things, we will acquire all of the shares of The DIRECTV Group, Inc. (“DIRECTV”) currently owned, directly or indirectly, by News (the “Transaction”).

In connection with the Transaction, Messrs. K. Rupert Murdoch, Peter F. Chernin and David F. DeVoe (collectively, the “Resigning Directors”) will resign from the board of directors of DIRECTV (the “Board”) effective upon the closing of the Transaction under the Share Exchange Agreement.  Prior to such resignation and in accordance with the Share Exchange Agreement, the Resigning Directors will propose to the Nominating/Corporate Governance Committee (“Committee”) of the Board that John C. Malone, Gregory B. Maffei and one other person to be designated by Liberty (collectively, the “Liberty Designees”) will be appointed to fill the vacancies on the Board resulting from the resignations of such Resigning Directors.

We agree that, as a condition to the agreement by DIRECTV set forth below, we will cause the Liberty Designees to make themselves available to meet with the Committee or the entire Board at their convenience, promptly following a request by the Committee or the Board and, in any event, prior to the closing of the Transaction, and to provide all reasonable cooperation with the Committee or the entire Board in connection with an inquiry by the Committee or entire Board regarding each Liberty Designee’s background and qualification as well as any other matter deemed relevant by the Committee or the entire Board, as applicable, in determining whether to appoint such Liberty Designee to the Board.  If any of the Liberty Designees becomes unable to serve on the Board or is unacceptable to the Committee or the Board, we will work with you to promptly identify, prior to the closing of the Transaction, mutually acceptable substitute designees to fill the vacancies resulting from the resignation of the Resigning Directors (and any such mutually acceptable substitute designee shall be considered a “Liberty Designee” and shall be required to meet with the committee or the entire Board and provide reasonable cooperation to the Committee or the entire Board as described above).

In connection with the Share Exchange Agreement and in consideration of Liberty’s efforts to obtain certain agreements of News for the benefit of DIRECTV, including without limitation News’ agreement to pay all expenses of DIRECTV incurred in connection with the Transaction as well as the agreement between News and DIRECTV containing certain non-competition, non-solicitation and confidentiality covenants binding upon News, we are requesting DIRECTV’s agreement to use its reasonable efforts to secure the designation of the Liberty Designees to fill the vacancies on the board resulting from the resignation of the Resigning Directors concurrent with the closing of the transactions contemplated by the Share Exchange Agreement or promptly thereafter.  We hereby acknowledge and agree that (i) DIRECTV’s obligation is conditioned upon the closing of the Transaction, the resignation of the Resigning Directors and, prior to the closing of the Transaction, each Liberty Designee having met with the Committee or the entire Board and provided reasonable cooperation to the Committee or the entire Board as described above, (ii) DIRECTV’s obligation is necessarily subject to, and dependent upon, the determination of a majority of the remaining members of the Board (after the resignations of the Resigning Directors), to be made in accordance with their fiduciary duties, with respect to each of the Liberty Designees proposed to fill the vacancies resulting from the resignation of the Resigning Directors, and (iii) nothing in this letter shall prohibit (or require DIRECTV to prohibit) any director of DIRECTV from exercising his or her fiduciary duties to DIRECTV and its stockholders under applicable Law.

At your request, Liberty hereby acknowledges that, upon consummation of the transactions contemplated by the Share Exchange Agreement, Liberty and Splitco (as defined in the Share Exchange Agreement) and any other applicable “Person” (as defined in the Amended and Restated Certificate of Incorporation of DIRECTV (the “DIRECTV” Certificate”)) shall each be considered a “Purchaser Successor” as defined in the DIRECTV Certificate and shall accordingly be subject to the provisions of Sections 5 and 6 of Article V of the DIRECTV Certificate (as well as other applicable provisions of the DIRECTV Certificate, and of the By-Laws of DIRECTV and the Related Party Policies and Procedures adopted by the Board from time to time).

If you are in agreement with our request, please sign and return one copy of this letter as indicated below.

Very truly yours,
Liberty Media Corporation

By:           /s/ GREGORY B. MAFFEI
Gregory B. Maffei
President and CEO

Agreed and accepted
As of the date first written above:

The DIRECTV Group, Inc.

By:          /s/ LARRY D. HUNTER
Larry D. Hunter
Executive Vice President, General Counsel
Secretary, and Director